Exhibit 10.4

AGREEMENT

THIS AGREEMENT is made this 26th day of January 2006 by and among Sidney J. Silver (“Silver”), Gerald M. Birnbach (“Birnbach”), The Rowe Companies (“Rowe”), Rowe Furniture, Inc. (“RF”), Storehouse, Inc. (“SH”), Rowe Diversified, Inc. (“RD”) and Rowe Properties, Inc. (“RP”). Silver and Birnbach may hereinafter be referred to collectively as the “Guarantors”, and Rowe, RF and SH may hereinafter be referred to collectively as the “Borrowers”, and the Borrowers, RD and RP may hereinafter be referred to collectively as the “Credit Parties”).

WHEREAS, the Credit Parties are party to a certain Credit Agreement dated January 6, 2006 (“Credit Agreement”) with General Electric Capital Corporation, a Delaware corporation (“GE Capital”), for itself as Lender and as Agent for Lenders, GE Capital Markets, Inc. and the other signatories thereto from time to time, and

WHEREAS, the Borrowers have requested GE Capital to amend certain provisions of the Credit Agreement, but GE Capital is not willing to do so absent the delivery of a limited guaranty of the Borrowers’ obligations under the Credit Agreement to be secured by and limited to the face amount of irrevocable standby letters of credit in favor of GE Capital in the aggregate amount of $3,000,000, and

WHEREAS, the Credit Parties have requested that the Guarantors assist the Borrowers in securing the modification of the Credit Agreement referenced above by furnishing to GE Capital the limited guaranty and letters of credit that it has requested, and

WHEREAS, the Guarantors are willing to so assist the Credit Parties, subject to the terms and conditions of this Agreement.

NOW THEREFORE, for and in consideration of the premises herein contained, the payments to be made hereunder by the Credit Parties to the Guarantors, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties hereto, intending to be bound, agree as follows:

1.	Recitals. The recitals set forth above are incorporated herein by reference and made a part of this Agreement.

2.	Limited Guaranty and Issuance of Letters of Credit.

a.	Silver agrees to provide in favor of GE Capital a limited guaranty of the Obligations of the Borrowers under the Credit Agreement, as more particularly described in the Letter of Credit Agreement attached hereto as Exhibit I. Upon the later to occur of (i) the execution and delivery of this Agreement by all of the intended parties hereto, (ii) the approval of this Agreement by the audit committee of the Board of Directors of each Credit Party and/or a committee of directors of each

Credit Party meeting independence requirements of AMEX, and (iii) the approval of this Agreement by the Board of Directors of the Credit Parties (excluding the Guarantors, who will not participate in the debate or vote of any of the foregoing directors meetings), Silver agrees to execute and deliver such Letter of Credit Agreement to GE Capital.

b.	Birnbach agrees to provide in favor of GE Capital a limited guaranty of the Obligations of the Borrowers under the Credit Agreement, as more particularly described in the Letter of Credit Agreement attached hereto as Exhibit II. Upon the later to occur of (i) the execution and delivery of this Agreement by all of the intended parties hereto, (ii) approval of this Agreement by the audit committee of the Board of Directors of each Credit Party and/or a committee of directors of each Credit Party meeting independence requirements of AMEX, and (iii) the approval of this Agreement by the Board of Directors of the Credit Parties (excluding the Guarantors, who will not participate in the debate or vote of any of the foregoing directors meetings), Birnbach agrees to execute and deliver such Letter of Credit Agreement to GE Capital.

c.	Following the execution and delivery of the Letter of Credit Agreements referred to above, each of the Guarantors shall cause Wachovia Bank, or such other commercial bank acceptable to Agent, to issue letters of credit in the form attached as Exhibit III.

d.	The obligations of Silver and Birnbach set forth in this Section 2 are several and not joint.

3.	Payments to Guarantors. The Credit Parties, jointly and severally, agree to pay to each of the Guarantors a fee for providing his respective limited guaranty and securing and delivering the letter of credit as contemplated under Section 2, as follows:

a.	Upon execution and delivery of this Agreement, an amount equal to two percent (2%) of the face amount of the letter of credit that the respective Guarantor will cause to be issued in accordance with Section 2 above, which the parties stipulate to be $30,000.00 to each Guarantor.

b.	Upon the first renewal (or replacement) of the letter of credit (it is anticipated that the letters of credit will be renewed or replaced every six (6) months), an amount equal to two percent (2%) of the face amount of the letter of credit that the respective Guarantor will cause to be issued in accordance with Section 2 above, which the parties stipulate to be $30,000.00 to each Guarantor.

c.	Upon each successive six-month renewal (or replacement) of the letter of credit, an amount equal to four percent (4%) of the face amount of the letter of credit, which the parties stipulate to be $60,000.00 to each of the Guarantors at the time of each renewal or replacement.

d.	In addition to the payments contemplated under Subsections 3(a)-(c) above, if and to the extent a letter of credit is drawn upon, the Credit Parties shall pay to the Guarantor whose letter of credit is drawn upon interest on the amount so drawn calculated at the annual rate equal to the Prime Rate of interest as quoted by Wachovia Bank from time to time, plus five percent (5%).

e.	The Credit Parties shall also pay all fees and costs (including actual attorneys fees) incurred by the Guarantors in connection with the transactions contemplated under this Agreement, including without limitation, the modification of the Credit Agreement, the issuance of the letters of credit and the limited guaranty made in favor of Agent, as more particularly set forth in the Letter of Credit Agreements attached as Exhibit I and Exhibit II.

4.	Covenants of Credit Parties. As a material inducement to the Guarantors to enter into this Agreement, the Credit Parties covenant and agree that for so long as the limited guaranty and/or letters of credit remain outstanding, they shall: (a) not enter into any further modification of the Credit Agreement without the prior written consent of the Guarantors, (b) execute such documents as Guarantors may from time to time request to secure the obligations of Credit Parties to Guarantors, provided however, in no event shall the Credit Parties be required to execute such instruments if such would breach any term of the Credit Agreement absent a modification or waiver from GE Capital, (c) recognize any rights of subrogation reserved to or asserted by the Guarantors, if and to the extent permitted under the Letter of Credit Agreements attached as Exhibit I and Exhibit II, (d) recognize and affirm the obligations to pay the amounts contemplated under this Agreement notwithstanding that the same may be greater than amounts payable under the Credit Agreement, (e) not violate any term or condition of the Credit Agreement.

5.	Default. In the event of any default of any of the covenants or obligations under this Agreement by a Credit Party, the Guarantors shall have all rights and remedies available under law or in equity, including the right of specific performance and injunctive relief. The Guarantors hereby agree that they shall participate on a pari passu basis with respect to any claims and rights they now or hereafter may have against the Credit Parties. In no event shall any party hereto be liable to any other party for speculative, punitive, consequential or other damages. In case of a default of breach of an obligation on the part of a Guarantor hereunder, his maximum liability shall not, in any event, exceed the face amount of the letter of credit.

6.	Miscellaneous. This Agreement represents the entire agreement of the parties with respect to the subject matters covered hereby. This Agreement shall not be amended or modified except by a written instrument signed by each of the Credit Parties and each of the Guarantors. This agreement shall be governed by the laws of the State of New York, or such other jurisdiction as may be provided for in the Credit Agreement as amended from time to time. . The parties consent to the jurisdiction of the courts located in the State of New York, or such other jurisdiction as may be provided in the Credit Agreement as amended from time to time. Notices shall be sent by hand or certified mail, return receipt requested or by overnight national courier and delivered against receipt. Notices to Credit Parties shall be sent in care of Rowe, attention: Garry Angle, Vice President-Treasurer, 2121 Gardner Street, Elliston, Virginia 24087. Notices to Guarantors shall be sent as follows: if to Birnbach 5630 Wisconsin Avenue, Apartment 805, Chevy Chase, Maryland 20815, and if to Silver, 6605 Kenhill Road, Bethesda, Maryland, 20817, both with a copy to Barry P. Taff, Esq., Silver, Freedman and Taff, LLP.1700 Wisconsin Avenue, N.W , Washington, D.C. 20007. Notices shall be deemed given when received or refused.

IN WITNESS WHEREOF, the parties intending to be bound do hereby execute and deliver this Agreement as of the date and year first above written.

THE ROWE COMPANIES

BY:	/s/ Garry W. Angle
ITS:	Vice President/Treasurer

ROWE FURNITURE, INC.

BY:	/s/ Garry W. Angle
ITS:	Treasurer

STOREHOUSE, INC

BY:	/s/ Garry W. Angle
ITS:	Treasurer

ROWE DIVERSIFIED, INC.

BY:	/s/ Garry W. Angle
ITS:	Treasurer

ROWE PROPERTIES, INC.

BY:	/s/ Garry W. Angle
ITS:	Treasurer

GUARANTORS:

/s/ Sidney J. Silver Sidney J. Silver

/s/ Gerald M. Birnbach Gerald M. Birnbach